Exhibit 10.1
CVR ENERGY, INC.
CHANGE IN CONTROL AND SEVERANCE PLAN
1.Introduction. The purpose of this CVR Energy, Inc. Change in Control and Severance Plan (the “Plan”) is to provide assurances of specified benefits to designated employees of the Company who are members of a select group of management or highly compensated employees (as determined in accordance with Section 201(2), 301(a)(3) and 401(a)(1) of ERISA) in the event their employment is involuntarily terminated in connection with a Change in Control under the circumstances described in this Plan. Effective as of the effective date of the Change in Control, but contingent on the occurrence of the Change in Control, unless otherwise agreed to in writing between the Company or an Affiliate and an Eligible Employee on or after the date hereof, this Plan shall supersede, and Eligible Employees covered by the Plan shall not be eligible to participate in, the Coffeyville Resources, LLC Severance Pay Plan, the CVR Partners, LP Severance Pay Plan, the CVR Refining, LP Severance Pay Plan, or any other severance or termination plan, policy or practice of the Company or any of its Affiliates that would otherwise apply under the circumstances described herein. The Plan is intended to be a “top-hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-24.
2.    Important Terms. In addition to the defined terms set forth throughout the Plan, the following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:
2.1    “Accrued Amounts” means the sum of any Base Pay earned but unpaid through the date of termination, any unused accrued paid time off in accordance with the applicable Company paid time off policy, any unreimbursed expenses in accordance with the Company’s expense reimbursement policy, and any accrued and vested rights or benefits under any Company sponsored employee benefits plans payable in accordance with the terms and conditions of such plans.
2.2    “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 10, but only to the extent of such delegation.
2.3    “Affiliate” means any Person that a Person either directly or indirectly through one or more intermediaries is in common control with, is controlled by or controls, each within the meaning of the Securities Act of 1933, as amended.
2.4    “Base Pay” means an Eligible Employee’s annualized base salary in effect immediately prior to the termination of employment. Base Pay shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation, but shall include amounts reduced pursuant to an Eligible Employee’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.
2.5    “Board” means the Board of Directors of the Company.
2.6    “Cause” means, with respect to an Eligible Employee, the occurrence of any of the following: (i) willful failure of an employee to perform substantially his/her duties (other than any such failure resulting from incapacity due to disability); (ii) commission of, or indictment for, a felony or any crime involving fraud or embezzlement or dishonestly or conviction of, or plea of guilty or nolo contendere to a crime or misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or other act of willful dishonesty or misconduct, towards the Company or any subsidiary, or detrimental to the Company or any subsidiary, or in the performance of the Eligible Employee’s duties; (iv) negligence in the performance of employment duties that has a detrimental effect on the Company or any subsidiary; (v) violation of a federal or state securities law or regulation; (vi) the use of a controlled substance without a prescription or the use of alcohol which, in each case, significantly impairs the Eligible Employee’s ability to carry out his or her duties and responsibilities; (vii) material violation of the policies and procedures of the Company or any subsidiary; (viii) embezzlement and/or misappropriation of property of the Company or any subsidiary; (ix) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any subsidiary; or (x) material breach of the Eligible Employee’s covenants in Section 6 of the Plan after written notice of such breach and failure by the Eligible Employee to cure such breach within 10 business days; provided, however, that no such notice of, nor opportunity to cure, such breach shall be required hereunder if the breach cannot be cured by the Eligible Employee.
2.7    “Change in Control” means the first occurrence of any of the following:
(a)    An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company, any Principal Stockholder or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);
(b)    The consummation of:
(i)    A merger, consolidation or reorganization of a Person (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:
(A)    the shareholders of the Company immediately before such Merger, or one or more Principal Stockholders, own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities by the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(B)    the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and
(C)    no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Subsidiary, (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Shares or Voting Securities, or (5) any Principal Stockholder, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.
(ii)    A complete liquidation or dissolution of the Company; or
(iii)    The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a sale or transfer to a Subsidiary or a Principal Stockholder (or one or more Principal Stockholders acting together) or (y) the distribution to the Company’s shareholders of the stock of a Subsidiary or any other assets).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
For the avoidance of doubt, following the occurrence of the first event that constitutes a Change in Control hereunder, no other Change in Control shall occur for purposes of this Plan. Notwithstanding anything herein to the contrary, no payment shall be made under Section 4.1 (in the case of a Change in Control Related Termination) or under Section 4.2 (in the case of a Change in Control Related Termination or an Involuntary Termination) unless the “Change in Control” constitutes a “change in control event” within the meaning of Code Section 409A.
2.8    “Change in Control Period” means the time period beginning on the date of the first Change in Control occurring after the Effective Date and ending on the date that is twenty-four (24) months following the date of such Change in Control.
2.9    “Change in Control Related Termination” means a termination of the Eligible Employee’s employment by the Company or any subsidiary of the Company other than for Cause or the Eligible Employee’s resignation for Good Reason, in each case within the one hundred twenty (120) day period prior to the occurrence of a Change in Control and (A) the Company determines in good faith that such termination or the basis for resignation for Good Reason occurred in anticipation of a transaction that, if consummated, would constitute a Change in Control, (B) such termination or the basis for resignation for Good

Reason occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (C) the Company determines in good faith that such termination or the basis for resignation for Good Reason was implemented at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control. For the avoidance of doubt, the occurrence of a Change in Control Related Termination is conditioned upon the consummation of a Change in Control on or prior to December 31, 2022.
2.10    “Code” means the Internal Revenue Code of 1986, as amended.
2.11    “Company” means CVR Energy, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.
2.12    “Compensation Committee” means the Compensation Committee of the Board.
2.13    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of stock, by agreement or otherwise and “Controlled” has a corresponding meaning.
2.14    “Effective Date” means June __, 2018.
2.15    “Eligible Employee” means an employee of the Company or any subsidiary of the Company who (a) has been specifically designated as eligible to participate in the Plan pursuant to notification in writing from the Administrator, (b) is a member of a select group of management or highly compensated employees and (c) has timely and properly executed and delivered a Participation Agreement to the Company. Appendix A sets forth an initial listing of employees whose positions will be eligible to participate in the Plan, provided he or she timely and properly executes a Participation Agreement.
2.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.17    “Good Reason” means, the occurrence, without an Eligible Employee’s consent, of any of the following: (a) the assignment of duties or responsibilities to the Eligible Employee that reflect a material diminution of the Eligible Employee’s position with the Company; (b) a material reduction by the Company in the Eligible Employee’s Base Pay, other than across-the-board reductions applicable to similarly situated employees of the Company; or (c) a relocation of the Eligible Employee’s principal place of employment to a location more than fifty (50) miles from the Company’s current headquarters in Sugar Land, Texas. In order for an event to qualify as Good Reason, (i) the Eligible Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) calendar days of the initial existence of the grounds for “Good Reason”

and a reasonable cure period of thirty (30) calendar days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during such time, and the Eligible Employee must resign his or her employment within the thirty (30) calendar days following the end of the Cure Period.
2.18    “Incentive / Phantom Unit Awards” means any outstanding cash-settled incentive or phantom unit award granted to an Eligible Employee by the Company or its Affiliates, and any other awards approved by the Compensation Committee at the time of the award.
2.19    “Involuntary Termination” means a termination of an Eligible Employee’s employment by the Eligible Employee for Good Reason or by the Company or a subsidiary of the Company without Cause. For the avoidance of doubt, an Involuntary Termination shall not include any termination of employment by the Company or a subsidiary of the Company for Cause, due to an Eligible Employee’s death or disability or for any other reason.
2.20    “Participation Agreement” means the individual agreement (a form of which is shown in Appendix B) provided by the Administrator to an Eligible Employee under the Plan, which has been signed and accepted by the employee.
2.21    “Person” shall mean any individual, partnership, limited partnership, corporation, limited liability company, trust, foundation, estate, cooperative, association (except for any homeowners association), organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity, whether or not conducted for profit.
2.22    “Principal” means Carl Icahn.
2.23    “Principal Stockholder” means any of IEP Energy LLC, any Affiliate of IEP Energy LLC, the Principal and any Related Party.
2.24    “Related Party” means (1) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each, an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights, hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above. For the purposes of this definition, and for the avoidance of doubt, in addition to any Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.
2.25    “Restricted Period” means, with respect to each Eligible Employee, the twelve (12) month period following such Eligible Employee’s termination of employment for any reason or such other time period specified in the Participation Agreement.
2.26    “Section 409A Limit” means two (2) times the lesser of: (i) an Eligible Employee’s annualized compensation based upon the annual rate of pay paid to the Eligible Employee during the Eligible Employee’s taxable year preceding the Eligible Employee’s taxable year of the Eligible Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Eligible Employee’s employment is terminated.
2.27    “Severance Benefits” means the compensation and other benefits that an Eligible Employee is entitled to receive pursuant to Sections 4.1 and 4.2, provided that he or she is an Eligible Employee on the date he or she experiences an Involuntary Termination during the Change in Control Period.
2.28    “Share” means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.
3.    Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, as described in Section 4, only if he or she is an Eligible Employee on the date he or she (a) experiences an Involuntary Termination during the Change in Control Period, or (b) experiences a Change in Control Related Termination.

4.    Involuntary Termination During the Change in Control Period or Change in Control Termination. If, (a) during the Change in Control Period, an Eligible Employee experiences an Involuntary Termination, or (b) an Eligible Employee experiences a Change in Control Related Termination, then, in either case, subject to the Eligible Employee’s compliance with the terms and conditions of the Plan, including without limitation, Section 6, in addition to the Accrued Amounts, the Eligible Employee will be entitled to receive the following Severance Benefits from the Company:
4.1    Cash Severance Benefits. A cash severance payment, equal to the sum of (a) twelve (12) months of Base Pay, and (b) the average of the annual bonuses actually paid to the Eligible Employee during the three calendar years immediately preceding the date of the Involuntary Termination or the date of the consummation of a Change in Control in the case of a Change in Control Related Termination (or, in each case, such shorter period of time if applicable), payable in a lump sum on the Company’s first payroll date following the 60th day after (i) the date of the Involuntary Termination or (ii) the date of the consummation of a Change in Control, as applicable. In the event an Eligible Employee has no previous annual bonus history (i.e. those hired after the most recent annual bonus payout), then the annual bonus portion of the cash severance payment will be calculated based on 100% of the Eligible Employee’s current target bonus; and
4.2    Incentive / Phantom Unit Award Vesting Acceleration. Accelerated vesting as to 100% of the unvested portion of any then outstanding Incentive / Phantom Unit Awards held by the Eligible Employee, or, in the event of a Change in Control Related Termination and with respect to any Incentive / Phantom Unit Awards issued by an Affiliate of the Company, payments equivalent to the amounts the Eligible Employee would have received had any then outstanding Incentive / Phantom Unit Awards accelerated (without any duplication of vesting and/or payment), in each case, with the payout value calculated based on the average closing price per share of the underlying unit for the twenty (20) business days preceding the date of the Involuntary Termination or the date of the consummation of the Change in Control in the case of a Change in Control Related Termination, as applicable, provided, however, that any Incentive / Phantom Unit Awards that vest (in whole or in part) upon the achievement of performance goals shall vest as if the target level of performance had been achieved. Such payment, if any, shall be payable in a lump sum on the Company’s first payroll date following the 60th day after (i) the date of the Involuntary Termination or (ii) the date of the consummation of a Change in Control, as applicable.
4.3    Offset. The Severance Benefits shall be reduced (offset) by any amounts payable (i) under any statutory entitlement (including notice of termination, termination pay and/or severance pay) of the Eligible Employee upon a termination of employment, including, without limitation, any payments related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar state or local law, and (ii) pursuant to any agreement between the Eligible Employee and the Company or any of its Affiliates.

5.    Effect of Section 280G of the Code.
5.1    Payment Reduction. Notwithstanding anything contained herein to the contrary, (i) to the extent that any payment or distribution of any type to or for the benefit of an Eligible Employee by the Company, any Affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise (the “Payments”) constitutes “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate Payments would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount the Eligible Employee would receive, after all taxes, if the Eligible Employee received aggregate Payments equal (as valued under Section 280G of the Code) to only three times the Eligible Employee’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Eligible Employee shall be subject to the Excise Tax. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation Section 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.
5.2    Determination of Amount of Reduction (if any). The determination of whether the Payments shall be reduced as provided in Section 5.1 hereof and the amount of such reduction shall be made at the Company’s expense by a nationally-recognized accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Eligible Employee within 10 calendar days after the Eligible Employee’s final day of employment. If the Accounting Firm determines that no Excise Tax is payable by the Eligible Employee with respect to the Payments, it shall furnish the Eligible Employee with an opinion reasonably acceptable to the Eligible Employee that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Eligible Employee.
6.    Conditions to Receipt and Retention of Severance Benefits. Each Eligible Employee is required to comply with all the terms and conditions set forth in this Section 6 in order to receive Severance Benefits under the Plan.

6.1    Release Agreement. As a condition to receiving the Severance Benefits under the Plan, each Eligible Employee will be required to sign and not revoke a separation and release of claims agreement in a form provided to such Eligible Employee, which will be provided by the Company within five (5) calendar days following the Involuntary Termination date (the “Release”). In all cases, the Release must become effective and irrevocable under applicable law no later than the sixtieth (60th) calendar day following the Eligible Employee’s Involuntary Termination. If the Release does not become effective and irrevocable by such 60th calendar day, the Eligible Employee will immediately forfeit any and all rights to the Severance Benefits. For the avoidance of doubt, in no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
6.2    Confidentiality and Non-Disparagement.
6.2.1    During the term of an Eligible Employee’s employment with the Company or any of its Affiliates and at all times thereafter, the Eligible Employee shall hold in a fiduciary capacity for the benefit of the Company and each of its Affiliates, all secret or confidential information, knowledge or data, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information and lists, software, trade secrets, sources of supplies and materials, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any other intellectual property relating to the business, or other information concerning the products, promotions, development, financing, expansion plans, business policies and practices, of the Company and each of its Affiliates, and their respective businesses, and other forms of information considered by the Company and its Affiliates to be confidential and in the nature of trade secrets (i) obtained by the Eligible Employee during the Eligible Employee’s employment by the Company or any of its Affiliates and/or during any period of time in which the Eligible Employee has access to email and/or information technology services from the Company, and (ii) not otherwise in the public domain (collectively, “Confidential Information”).
6.2.2    Each Eligible Employee must keep confidential and not to publish, post on his or her own or to disclose any personal information regarding any controlling Person of the Company (or any of its Affiliates), including, without limitation, Carl C. Icahn, or any of his Affiliates and their respective employees, and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of the Plan). Each Eligible Employee shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential

Information for any purpose other than the performance of his or her duties pursuant to such Eligible Employee’s employment with the Company or any of its Affiliates. Each Eligible Employee will assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of the Plan. Each Eligible Employee agrees not to disparage the Company, its officers and directors, Mr. Icahn, any Related Parties, or any Affiliate of any of the foregoing, in each case during and/or after such Eligible Employee’s employment with the Company or any of its Affiliates. Without limiting anything contained above, each Eligible Employee agrees and acknowledges that all personal and not otherwise public information about the Company and its Affiliates (including, without limitation, all information regarding Icahn Enterprises L.P. (“IEP”), Carl C. Icahn, Mr. Icahn’s family, and employees of the Company, IEP and their respective Affiliates) shall constitute Confidential Information for purposes of the Plan.
6.2.3    Each Eligible Employee must not write, contribute to, or assist any other person in writing or creating, a book, film, broadcast, article, blog or any other publication (whether in print, electronic or any other form) about or concerning, in whole or in part, the Company, IEP, Mr. Icahn and his family members or any of the respective Affiliates and subsidiaries of any of the foregoing (as applicable), in any media, and not to publish or cause to be published in any media, any Confidential Information, and must keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information. In furtherance of the foregoing, following the termination of the Eligible Employee’s employment with the Company or any of its Affiliates, the sole and only disclosure or statement the Eligible Employee shall be permitted to make about or concerning any or all of the Company, IEP, Mr. Icahn and his family members or any of the respective Affiliates and subsidiaries of any of the foregoing (as applicable) is to acknowledge that the Eligible Employee is or was employed by the Company (unless otherwise required by applicable law).
6.3    Non-Competition and Non-Solicitation. As a condition of receiving the Severance Benefits under the Plan, and in order to protect Confidential Information, each Eligible Employee will not, either directly or indirectly, during the Restricted Period:
6.3.1    own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a principal, agent, owner, stockholder, director, officer, consultant, advisor, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Exchange Act, standing alone, be prohibited by this Section 6.3, so long as the Eligible Employee does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any business which is either (i) in competition with the business of the Company or any of its Affiliates conducted during the six months preceding the Eligible Employee’s Involuntary Termination, or (ii) proposed to be conducted by the Company or any of its Affiliates in the Company’s or Affiliate’s business plan as in effect at the time of the Eligible Employee’s Involuntary Termination; provided, that a Restricted Enterprise shall only include such a Person that primarily operates within the States of Kansas, Oklahoma or Texas or any other state where the Company or any of its subsidiaries conducts business operations. During the Restriction Period, upon request of the Company, the Eligible Employee shall notify the Company of the Eligible Employee’s then-current employment status. For the avoidance of doubt, a Restricted Enterprise shall not include any Person or division thereof that is engaged in the business of supplying (but not refining) crude oil or natural gas;
6.3.2    solicit (or assist any Person to solicit) for employment any person who is, or within six months prior to the date of such solicitation was, an employee of the Company or any of its Affiliates, provided, however, that this Section 6.3 shall not prohibit the hiring of any individual as a result of the individual’s response to an advertisement in a publication of general circulation; and
6.3.3    (i) solicit, interfere with or entice away from the Company or any of its Affiliates, any current supplier, customer or client, (ii) direct or solicit any current supplier, customer or client away from the Company or any of its Affiliates, or (iii) advise any Person not to do business with, or be employed by the Company or any of its Affiliates.
6.4    Severability. The covenants contained in Section 6 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsections 6.2 and 6.3 above. If, in any judicial or arbitration proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from the Plan to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection 6.2 or 6.3 above are deemed to exceed the time, geographic, or scope limitations permitted by applicable law, then such provisions shall be reformed by the court or arbitrator to cover the maximum time, geographic, or scope limitations, as the case may be, then permitted by such law.
6.5    Other Requirements. An Eligible Employee’s receipt and retention of the Severance Benefits will be subject to the Eligible Employee continuing to comply with the provisions of this Section 6 and the terms of any other confidentiality, proprietary information and inventions agreement, including any non-competition and non-solicitation covenants contained therein (which are additional obligations, and not replaced by the provisions of this Section 6), and such other appropriate agreements between the Eligible Employee and the Company. In the event an Eligible Employee fails to comply with his or her obligations or breaches any covenant or other agreement under this Section 6 or such other appropriate agreements between the Eligible Employee and the Company, (i) such Eligible Employee shall not be entitled to receive and/or retain the Severance Benefits and shall be required to immediately repay to the Company all Severance Benefits previously paid to him or her under the Plan and forfeit all unpaid Severance Benefits (if any) that remain payable to him or her under the Plan, (ii) the Company shall have the right to fully recover from such Eligible Employee all Severance Benefits paid to him or her under the Plan, and (iii) such Eligible Employee agrees not to assert any defenses, rights of set-off or counterclaims as a reason for not repaying such amount under subsections (i) and (ii).
7.    Non-Duplication of Benefits; Survival of Other Benefits. Notwithstanding any other provision in the Plan to the contrary, if an Eligible Employee is entitled to any severance, change in control or similar benefits outside of the Plan by operation of applicable law or under another Company-sponsored plan, policy, contract, or arrangement, his or her benefits under the Plan will be reduced by the value of the severance, change in control or similar benefits that the Eligible Employee receives by operation of applicable law or under any Company-sponsored plan, policy, contract, or arrangement, all as determined by the Administrator in its discretion. Subject to the foregoing, the Plan is not intended to amend, modify, terminate, or supersede any severance, change in control or similar benefits provided under any contract with any Eligible Employee, and to the extent any such contract offers severance, change in control or similar benefits that are more advantageous to the Eligible Employee than the terms hereof, such Eligible Employee shall continue to be entitled to such benefits.
8.    Section 409A.
8.1    Notwithstanding anything to the contrary in the Plan, no severance payments or benefits to be paid or provided to an Eligible Employee, if any, under the Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Eligible Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to an Eligible Employee, if any, under the Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Eligible Employee has a “separation from service” within the meaning of Section 409A.
8.2    It is intended that none of the severance payments or benefits under the Plan will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 8.4 below or resulting from an involuntary separation from service as described in Section 8.5 below. In no event will an Eligible Employee have discretion to determine the taxable year of payment of any Deferred Payment.

8.3    Notwithstanding anything to the contrary in the Plan, if an Eligible Employee is a “specified employee” within the meaning of Section 409A at the time of the Eligible Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Eligible Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Eligible Employee’s separation from service. Notwithstanding anything herein to the contrary, in the event of the Eligible Employee’s death following the Eligible Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Eligible Employee’s death. Each payment and benefit payable under the Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
8.4    Any amount paid under the Plan that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) will not constitute Deferred Payments for purposes of Section 8.1 above.
8.5    Any amount paid under the Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 8.1 above.
8.6    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 10 and 13, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole and absolute discretion and without the consent of an Eligible Employee, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under the Plan or imposition of any additional tax. In no event will the Company reimburse an Eligible Employee for any taxes that may be imposed on the Eligible Employee as result of Section 409A.
9.    Withholdings. The Company will withhold from any payments or benefits under the Plan all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.
10.    Administration. The Plan will be administered and interpreted by the Administrator (in its sole and absolute discretion). Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.2, the Administrator (a) may, in its sole and absolute discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-

fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.
11.    Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.2 and 10, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
12.    Term. The Plan will become effective upon the Effective Date. In the event that, on or prior to December 31, 2021 (the “Outside Date”), (i) a Change in Control occurs, or (ii) the Company enters into a definitive agreement which, if consummated, would result in a Change in Control (“Potential Change in Control”), and such Potential Change in Control results in a Change in Control, the Plan will terminate automatically upon the completion of all payments (if any) under the terms of the Plan. In the event that, a Potential Change in Control is pending as of the Outside Date and is subsequently abandoned (as publicly announced by the Company), the Plan will terminate automatically effective as of the date that such Potential Change in Control is abandoned. In the event that a Change in Control does not occur prior to the Outside Date, and a Potential Change in Control is not pending as of the Outside Date, the Plan will terminate automatically effective as of January 1, 2022.
13.    Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the foregoing, during the pendency of a Potential Change in Control and on and following a Change in Control, the Company may not, without an Eligible Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Eligible Employee from becoming eligible for the Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Eligible Employee the Severance Benefits payable, or potentially payable, to an Eligible Employee under the Plan (including, without limitation, imposing additional conditions).
14.    Claims and Appeals.
14.1    Claims Procedure. Any Eligible Employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within ninety (90) calendar days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the

Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) calendar days after the claim is received. If special circumstances require an extension of time (up to ninety (90) calendar days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
14.2    Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) calendar days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within sixty (60) calendar days after it receives a review request. If additional time (up to sixty (60) calendar days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
15.    Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the Plan.
16.    Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
17.    Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
18.    No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, an Eligible Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

19.    Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
20.    Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of New York (but not its conflict of laws provisions).
21.    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
22.    Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

Appendix A

CVR Energy, Inc. Change in Control and Severance Plan
Eligible Employees

•	Executive Vice President & Chief Financial Officer

•	Executive Vice President & Chief Commercial Officer

•	President and CEO – CVR Partners & Executive Vice President – Corporate Services

•	Executive Vice President, General Counsel & Secretary

•	Chief Accounting Officer and Corporate Controller

•	Vice President Tax

•	Vice President Finance

•	Sr. Vice President Marketing and Feedstocks

•	Sr. Vice President Crude

•	Vice President IT & Chief Information Officer

•	Vice President Human Resources

Appendix B

CVR Energy, Inc. Change in Control and Severance Plan
Form of Participation Agreement
CVR Energy, Inc. (the “Company”) is pleased to inform you, ______________________, that you have been selected to participate in the Company’s Change in Control and Severance Plan, as may be amended from time to time (the “Plan”). A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan.
In order to become a participant in the Plan (an “Eligible Employee” as described in the Plan), you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].
The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits under Sections 4.1 and 4.2 of the Plan if, during the Change in Control Period, you experience an Involuntary Termination (as defined in the Plan), or if you experience a Change In Control Related Termination.
In order to receive and/or retain any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and you must also adhere to the confidentiality, non-disparagement, non-competition and non-solicitation provisions of the Plan as set forth in the Plan. Also, as explained in the Plan, your Severance Benefits (if any) may be reduced under certain circumstances, if necessary, to avoid your Severance Benefits from becoming subject to “golden parachute” excise taxes under the Internal Revenue Code.
By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Change in Control and Severance Plan; (2) you have carefully read this Participation Agreement and the Change in Control and Severance Plan; (3) you agree to comply with the restrictive covenants set forth in Sections 6.2 and 6.3 of the Plan and the terms of any other confidentiality, proprietary information and inventions agreement, including any non-competition and non-solicitation covenants contained therein; and (4) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.
[Signature Page Follows]

CVR ENERGY, INC.	[ELIGIBLE EMPLOYEE NAME]
Signature	Signature
Name	Date
Title
Attachment: CVR Energy, Inc. Change in Control and Severance Plan
[Signature Page to the Participation Agreement]